Exhibit 10.iii.e

THE MOSAIC COMPANY

ROIC PERFORMANCE UNIT AWARD AGREEMENT (201[_] Award)
(Return on Invested Capital)

This PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) is made this ____ day of ________, 201[__] (the “Grant Date”), from The Mosaic Company, a Delaware corporation (the “Company”), to _____ (the “Participant”). The “Performance Period” shall begin on January 1, 20[15] and end on December 31, 20[17].
1.    ROIC Performance Unit Award.
(a)    Grant. The Company hereby grants to Participant an award of _____ performance units (“Performance Units”), each Performance Unit representing the opportunity to receive a performance-based award under Sections 6(d), (e) and (f) of The Mosaic Company 2014 Stock and Incentive Plan (the “Plan”) as provided herein. This award is subject to the terms and conditions of the Plan, the resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Compensation Committee”) of the Board relating hereto and (ii) the applicable definitions and the manner of making determinations and calculations relating to this Award Agreement and the Performance Units as referenced in the Resolutions. A copy of the Plan and the Resolutions will be furnished upon request of Participant.
(b)    Rationale. The award of Performance Units is intended to link compensation to the Company’s performance over the Performance Period, with the payout percentage based on the extent to which the Company’s “Return on Invested Capital” during the Performance Period exceeds its “Weighted Average Cost of Capital” during the same period, in accordance with Exhibit A.
2.    Vesting.
(a)    Requirements. Except as otherwise provided in this Award Agreement, to vest in the Performance Units (and accompanying Dividend Equivalents), each of the following conditions must be met: (i) Participant has been continuously employed by the Company or an Affiliate through the final day of the Performance Period; (ii) the performance conditions described on Exhibit A are satisfied; (iii) the sum of the profit and losses for the Company during the Performance Period is a positive number; and (iv) the Compensation Committee shall determine that (ii) and (iii) have been satisfied.
(b)    Exceptions to Employment Requirement. If Participant is not continuously employed by the Company or an Affiliate through the final day of the Performance Period due to one of the following events, then notwithstanding Sections 2(a) and 2(c), the employment condition specified in Section 2(a)(i) above will be deemed to have been satisfied on the date such event occurs: (i) Participant’s death; (ii) Participant is determined to be disabled under the Company’s long term disability plan; (iii) Participant retires from the Company at age sixty (60) or older with at least five years of service (or pursuant to early retirement with the consent of the Committee); or (iv) Participant experiences a Qualified CIC Termination.
(c)    Forfeiture. If Participant is not continuously employed by the Company or an Affiliate through the final day of the Performance Period (unless an exception under Section 2(b) applies) or if the other requirements of Section 2(a) are not met, then all of Participant’s Performance Units shall be immediately and irrevocably forfeited.

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3.    Payment.

(a)    Determination of Amount. Determination of the amount, if any, payable with respect to each vested Performance Unit, will be made as promptly as practicable following completion of the Performance Period (the “Payment Date”).

(i)    Payment In Respect of Performance Units. Provided the conditions described in Section 2(a) of this Award Agreement have been met, the amount payable to Participant with respect to the Performance Units shall be equal to the product of (A) the number of Performance Units subject to this Award Agreement, (B) the Ending Value (as defined on Exhibit A to this Award Agreement) and (C) the applicable payout percentage (the “Payout Percentage”), as certified by the Compensation Committee in accordance with Exhibit A, this Award Agreement and the Resolutions.

(ii)    Dividend Equivalents. If cash dividends are declared by the Board of Directors on the Company’s Common Stock between the Grant Date and the Payment Date, the Participant will be entitled to Dividend Equivalent amounts on any Performance Units earned under this Award Agreement. The Dividend Equivalent amounts shall be an amount of cash for each Performance Unit earned under this Award Agreement, equal to the cash dividends per share paid or payable to common stockholders of the Company on a share of the Company’s Common Stock, as if each Performance Unit were a share of Common Stock. The Dividend Equivalent amounts shall be accrued (without interest and earnings) rather than paid when a dividend is paid on a share of the Company’s Common Stock. If a Performance Unit is forfeited, the Dividend Equivalents on the Performance Unit are forfeited.

(b)    Change in Control. Notwithstanding the foregoing, or anything else to the contrary in this Award Agreement (except Section 3(c)(ii)):

(i)    Certain Changes in Control. If a Change in Control (other than one in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) occurs prior to the completion of the Performance Period, then Participant shall receive, within ten (10) days of the occurrence of such Change in Control, a cash payment from the Company calculated in accordance with Exhibit A, taking into account Section 4, provided that: (A) the Ending Value shall be an amount not less than the highest per share price offered to stockholders in any transaction whereby the Change in Control takes place; and (B) Cumulative ROIC Over WACC shall be equal to the higher of (1) WACC plus 3.0% and (2) Cumulative ROIC Over WACC determined in accordance with Exhibit A as if the Performance Period had ended at the end of the last day of the Company’s last completed fiscal year. Notwithstanding the foregoing, if such Change in Control occurs after completion of the Performance Period but prior to payment, then the Participant shall receive a cash payment as described in this Section 3(b)(i) except that Cumulative ROIC Over WACC shall be determined in accordance with Exhibit A without modification.

(ii)    Qualified CIC Termination. If there is a Change in Control and Qualified CIC Termination as described in Section 2(b)(iv) (other than following a Change in Control described in Section 3(b)(i)) prior to the completion of the Performance Period, then the Performance Period shall end on the date of Participant’s Qualified CIC Termination and Participant shall receive, within ten (10) days of Participant’s Qualified CIC Termination, a cash payment from the Company

Approved March 2015

calculated in accordance with Exhibit A, taking into account Section 4, provided that (A) the Ending Value is an amount not less than the highest per share price offered to stockholders in any transaction whereby the Change in Control takes place; and (B) Cumulative ROIC Over WACC shall be equal to the higher of (1) WACC plus 3.0% and (2) Cumulative ROIC Over WACC determined in accordance with Exhibit A, assuming the Performance Period had ended on and including the last day of the Company’s last completed fiscal year. Notwithstanding the foregoing, if such Change in Control occurs after completion of the Performance Period but prior to payment, then the Participant shall receive a cash payment as described in this Section 3(b)(ii) except that Cumulative ROIC Over WACC shall be determined in accordance with Exhibit A without modification.

(c)    Timing of Payment.

(i)    Payment Where Participant Has Not Elected to Defer Award. If Participant has not deferred payment in respect of the Performance Units under the Mosaic LTI Deferral Plan, the Company shall cause the applicable cash payment to be paid to Participant (less any cash withheld to pay applicable withholding taxes), on or promptly following the Payment Date.

(ii)    Payment Where Participant Has Elected to Defer Award. Notwithstanding anything else to the contrary in this Award Agreement, if the Participant has elected to defer the Performance Units to be paid under this Award Agreement, then the applicable cash payment shall be deferred under and paid out according to the Mosaic LTI Deferral Plan (including the terms of the Participant’s election) rather than paid to Participant under the terms of this Award Agreement. The administration, recordkeeping, and payment of this Award Agreement shall be handled under the Mosaic LTI Deferral Plan after the Payment Date.

(d)    General Provisions.

(i)    Cancellation. Upon payment by the Company (either by payment or by deferral), the Participant’s Performance Units shall be cancelled. This Award Agreement is denominated in cash and is payable, for purposes of Section 4(d)(ii) of the Plan, as of the Payment Date.

(ii)    Receipt of Payment. If the Participant has died or is incapacitated, payment under Section 3 will be made to the Participant’s legal representatives, beneficiaries or heirs, as the case may be.

(iii)    Withholding. In order to comply with all applicable federal or state employment and income tax laws and regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In furtherance of the foregoing, and the Company shall automatically deduct the amount necessary to cover all federal and state employment taxes due as of the Payment Date, whether or not the payment is deferred, to comply with FICA tax rules (for deferred awards this will occur based on a specified date and as permitted under 26 C.F.R. § 1.409A-3(j)(4)(vi) and (xi)).

4.    Adjustments. If any Performance Units vest subsequent to any change in the number or character of the Common Stock of the Company (through any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall be deemed to have earned

Approved March 2015

upon such vesting the number of Performance Units, if any, which Participant would have earned if such Performance Units had vested prior to the event changing the number or character of the outstanding Common Stock. Notwithstanding the foregoing, in the event of a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act, then for purposes of the determination of the amount payable in accordance with Exhibit A, (i) the aggregate number and class of shares into which each outstanding share of Common Stock was converted pursuant to such Change in Control will be substituted for the number of Performance Units subject to this Award Agreement, and (ii) the Compensation Committee shall adjust the Ending Value to appropriately reflect the adjustment provided for in the preceding sentence.

5.    Restrictions on Transfer. The Performance Units shall not be transferable other than by will or by the laws of descent and distribution. Each right under this Award Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Until the date that the Performance Units vest pursuant to Section 2 hereof, none of the Performance Units or the opportunity to receive cash payments in respect thereof may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company, and no attempt to transfer the Performance Units or the opportunity to receive cash payment in respect thereof, whether voluntarily or involuntarily, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Performance Units or such opportunity to receive such cash payment. Notwithstanding the foregoing, Participant may, in the manner established pursuant to the Plan, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive such cash payment, if any, with respect to the Performance Units upon the death of Participant, and such cash payment, if any, shall be transferable to such beneficiary or beneficiaries or to the person or persons entitled thereto by the laws of descent and distribution, and none of the limitations of the preceding sentence shall in such event apply to such cash payment.
6.    Certain Definitions.
(a)         “Change in Control” shall mean:
(i)    a majority of the directors of the Company shall be persons other than persons (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,
(ii)    50% or more of the voting power of all of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act other than (A) an entity in connection with a Business Combination in which clauses (A) and (B) of subparagraph (iii) apply or (B) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,
(iii)    the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business

Approved March 2015

Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of Voting Stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (B) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding Voting Stock (or comparable equity interests) of the surviving or acquiring entity), or
(iv)    approval by the Company’s stockholders of a definitive agreement or plan to liquidate or dissolve the Company, provided that a “Change in Control” shall only be deemed to have occurred immediately prior to the consummation of such liquidation or dissolution, provided that such consummation subsequently occurs.
Notwithstanding the foregoing, a Change in Control shall not have occurred unless the event satisfies the definition of “change in control” under section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”).

(b)        “Qualified CIC Termination” shall mean (i) the Company’s termination of Participant’s employment without Cause (or Participant’s termination of employment for Good Reason), and (ii) such termination occurs either (A) upon, or within two years after, the occurrence of a Change in Control of the Company, or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 3(a)(ii), (iii), or (iv) (so long as such Change in Control occurs within six months after the effective date of such termination).
(c)        “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.
(d)     “Good Reason” shall mean: (i) a material diminution in authority, duties, or responsibilities; (ii) a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company that Participant move to a location more than fifty (50) miles away from Participant’s regular office location); or (iii) a material diminution in base salary. Good Reason shall not exist if (i) Participant expressly consents to such event in writing, (ii) Participant fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Participant objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Participant. The written notice must describe the basis for Participant’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason.

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7.    Miscellaneous.

(a)    Section 409A. To the extent a payment is not paid within the short-term deferral period and is not exempt from Section 409A of the Code (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A of the Code shall apply. The Company intends this Award Agreement to comply with Section 409A of the Code and will interpret this Award Agreement in a manner that complies with Section 409A of the Code. For example, the term “termination” shall be interpreted to mean a separation from service under section 409A of the Code and the six-month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with section 409A of the Code, Participant shall be responsible for all taxes and penalties under this Award Agreement (the Company and its employees shall not be responsible for such taxes and penalties).
(b)    Plan Provisions Control. In the event that any provision of the Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Any term not otherwise defined in this Award Agreement shall have the meaning ascribed to it in the Plan.
(c)    Rationale for Grant. The Performance Units granted pursuant to this Award Agreement is intended to offer Participant an incentive to put forth maximum efforts in future services for the success of the Company’s business. The Performance Units are not intended to compensate Participant for past services.
(d)    No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this award shall have any of the rights and privileges of a stockholder of the Company with respect to the Performance Units.
(e)    No Right to Employment. The issuance of the Performance Units shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without Cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan or the Award Agreement. Nothing in the Award Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Award Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Award Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(f)    Governing Law. The validity, construction and effect of the Plan and the Award Agreement, and any rules and regulations relating to the Plan and the Award Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware. Participant hereby submits to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.

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(g)    Severability. If any provision of the Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction or the Award Agreement, and the remainder of the Award Agreement shall remain in full force and effect.
(h)    No Trust or Fund Created. Participant shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Neither the Plan nor the Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.
(i)    Headings. Headings are given to the Sections and subsections of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Agreement or any provision thereof.
IN WITNESS WHEREOF, the Company has executed this Award Agreement on the date set forth in the first paragraph.

THE MOSAIC COMPANY By: Name: Title:

Approved March 2015

THE MOSAIC COMPANY
EXHIBIT A

ROIC PERFORMANCE UNIT PERFORMANCE CONDITIONS

Performance Metric: The Company’s cumulative Return on Invested Capital as measured against its Weighted Average Cost of Capital over the three-year Performance Period.

Amount of Cash Payment. The cash amount to be paid shall be the product of (i) the number of Performance Units subject to this Award Agreement, (ii) the Ending Value, and (iii) the applicable Payout Percentage based on the table below.

Cumulative ROIC Over WACC	Cumulative Three –Year Spread	Payout Percentage
WACC plus 9.0%	900 basis points	200%
WACC plus 6.0%	600 basis points	150%
WACC plus 4.5%	450 basis points	125%
WACC plus 3.0%	300 basis points	100%
WACC plus 1.5%	150 basis points	75%
WACC	0 basis points	50%
WACC minus 1.5%	-150 basis points	25%

Definitions.

“Ending Value” shall be equal to the 30-day trading average of Common Stock through the final day of the Performance Period.

“Cumulative ROIC Over WACC” is determined by adding the amount of ROIC less the WACC for each of the fiscal years during the Performance Period. The Cumulative ROIC Over WACC and the Payout Percentage shall all be interpolated on a straight line basis between data points in the table above for purposes of calculation. This calculation is subject to the following restrictions and limitations.

(i)    All Performance Units shall be forfeited, and no cash payment made, if the Cumulative ROIC Over WACC is less than minus 150 basis points.
(ii)    The maximum Payout Percentage is 200%.

Changes in Control. In the event of a Change in Control, the cash payment to a Participant shall be determined in accordance with Section 3(b) of the Award Agreement, as applicable.

Approved March 2015